EXHIBIT 99.1

PNM Resources’ Ongoing Earnings Per Share Grow 15.4 Percent In 2006
First Choice Power customer base grows 16.7 percent; Twin Oaks acquisition drives results
2007 guidance announced

2006 YEAR-END HIGHLIGHTS
•	2006 GAAP (generally accepted accounting principles) earnings increased to $122.1 million, or $1.73 per diluted share
•	Ongoing earnings per diluted share (excluding non-recurring charges) increased 15.4 percent to $1.80 from $1.56 in 2005
•	Twin Oaks Power acquisition accounted for 19 percent of ongoing earnings per share
•	PNM San Juan Generating Station had its second-best year
•	PNM weather-normalized electric load grew 4.2 percent

4th QUARTER HIGHLIGHTS
•	GAAP reported earnings increased to $0.49 per diluted share from $0.10 in 2005
•	Ongoing earnings increased 26.8 percent to $0.52 per diluted share.
•	PNM weather-normalized electric load grew 3.6 percent.
•	Cold weather boosts gas volumes 7.7 percent; customer growth of 2.4 percent

(ALBUQUERQUE, N.M.) - PNM Resources (NYSE: PNM) today reported unaudited 2006 consolidated ongoing earnings per diluted share of $1.80, compared with $1.56 in 2005. The company also reported unaudited 2006 consolidated GAAP earnings per diluted share of $1.73, compared with $1.00 in 2005.

Ongoing earnings exclude acquisition-related costs and other non-recurring charges. A reconciliation of ongoing earnings to GAAP earnings is provided on Schedule 1.

“2006 marked the fourth year in a row that we surpassed our earnings growth target of 5 percent to 6 percent annually,” said Jeff Sterba, PNM Resources chairman, president and CEO. “Our 2006 results reflect the addition of Twin Oaks, strong growth from First Choice Power and increased wholesale marketing activity.”

Sterba said 2006 results also reflect the under-earning performance of the PNM gas and electric utility. In 2006, PNM’s gas operations earned a 2.8 percent return on equity, based on a rate base of $409.2 million and a capital structure that consists of 51.8 percent equity, as filed in the recent gas rate case. The electric business earned an estimated 6.4 percent return on equity in 2006, based on an estimated rate base of $1.2 billion and capital structure of 51.4 percent equity.

2006 FULL-YEAR PERFORMANCE SUMMARY

Strong PNM weather-normalized electric load growth of 4.2 percent, combined with the addition of Twin Oaks and improved wholesale marketing, helped to increase ongoing net earnings available for common stock by 22.3 percent to $126.9 million, compared with 2005. Customer growth of 16.7 percent at First Choice Power and strong performance from base-load coal plants also contributed to earnings. San Juan’s equivalent availability factor, or EAF, was 89.6 percent in 2006, marking the second-best performance year in the plant’s history. The Four Corners Plant also had superior performance, finishing the year with an EAF of 90.5 percent.

Performance at the Palo Verde Nuclear Generating Station, particularly the extended outage of Unit 1, resulted in an estimated $10.4 million decrease to margin, compared with 2005. For the year, Palo Verde had an EAF of 70.0 percent.

Total financing at PNM Resources associated with short-term borrowing and the TNP acquisition impacted earnings by $0.18 per diluted share. Other financing resulted in a decrease of $0.03 per share. Strong retail growth in PNM’s gas and electric operations was partially offset by the September 2005 electric rate decrease and reduced natural gas usage. Rate decreases for TNMP-New Mexico also reduced earnings.

FOURTH QUARTER SUMMARY

Consolidated ongoing earnings for the final three months of 2006 grew 26.8 percent to $0.52 per diluted share, compared with $0.41 per diluted share in 2005. GAAP earnings increased to $0.49 per diluted share for the fourth quarter of 2006, compared with $0.10 per diluted share in 2005.

Regulated operations results were flat, quarter-over-quarter, as PNM weather-normalized electric load growth of 3.6 percent and increased PNM gas volumes due to cold weather and customer growth were partially offset by TNMP’s electric rate decrease in New Mexico that took effect January 1, 2006, and higher PNM operating costs. Unregulated operations increased ongoing earnings per share by $0.13, mainly due to the addition of Twin Oaks, which contributed $0.09 earnings per share.

SEGMENT REPORTING

Regulated Operations

PNM - a natural gas and vertically integrated electric utility in New Mexico with distribution, transmission and generation assets.

Electric:

•
PNM electric operations reported 2006 operating revenues of $592.1 million, a 3.2 percent increase from 2005. Gross margin increased slightly to $403.3 million. Weather-normalized load growth of 4.2 percent and strong performance at San Juan and Four Corners was partially offset by reduced performance at Palo Verde and the impact of the September 2005 electric rate decrease.

•	For the year, Palo Verde outages resulted in higher power purchase costs and reduced margin by $2.2 million.

Gas:

•	PNM gas operations reported 2006 operating revenues of $508.8 million, a slight decrease compared with 2005. Gross margin for the year was relatively flat compared with 2005, ending at $147.0 million.

•	Customer growth of 2.3 percent was offset by reduced consumption.

TNMP Electric - a vertically integrated electric utility in New Mexico and a transmission-distribution company in Texas.

•
2006 consolidated results reflect TNMP’s contribution for an entire year, compared with the post-acquisition period of June 6 - December 31 in 2005. TNMP reported 2005 post-acquisition operating revenues of $154.3 million and gross margin of $96.3 million.

•	Comparing full-year results, TNMP reported 2006 operating revenues of $257.0 million, a decrease of 3.8 percent.

•
Gross margin decreased 6.8 percent to $154.0 million for the year. Reduced usage and rate reductions in Texas and New Mexico more than offset modest customer growth and the collection of competitive transition charge revenues that began in December 2006.

Unregulated Operations

Wholesale - a business segment consisting of sales into wholesale markets.

•	Wholesale reported 2006 operating revenues of $705.5 million, an increase of 12.3 percent compared with 2005.

•
Gross margin increased nearly 125 percent to $191.4 million. The addition of Twin Oaks added $86.3 million to margin, $68.3 million of which is primarily associated with the amortization of an under-market contract. Stronger marketing activities more than offset poor Palo Verde performance, which reduced margin by $8.2 million.

First Choice Power - a competitive retail electric provider in Texas.

•
PNM Resources’ 2006 consolidated results reflect First Choice Power’s contribution for an entire year, compared with the post-acquisition period of June 6 - December 31 in 2005. First Choice Power reported 2005 post-acquisition operating revenues of $316.3 million and gross margin of $73.3 million.

•
Comparing full-year results, First Choice Power 2006 operating revenues increased 18.7 percent to $584.9 million and gross margin increased 31.7 percent to $129.8 million. Customer growth and lower gas prices were partially offset by reduced usage.

•	Total customers increased to 245,674, or 16.7 percent, compared with 2005.

2007 EARNINGS GUIDANCE

PNM Resources today also provided earnings guidance for 2007. The company estimates 2007 ongoing earnings will range between $1.80 and $2.00 per diluted share.

The guidance range includes a successful outcome of the $20.7 million proposed increase to PNM gas delivery fees. Any potential growth through acquisitions by the newly established joint venture, EnergyCo, is not included in the range.

CAPITAL BUDGET AND FORECAST
PNM Resources estimates capital spending for the period 2007 through 2011 to be approximately $1.95 billion, with budgeted capital spending for 2007 of approximately $353 million. 2006 actual capital spending of $323 million was approximately $35 million less than expected, mainly because of numerous summer rainstorms and subsequent flooding that delayed construction at the Afton Generating Station. However, the project remains on schedule and those funds will be spent in 2007.

The capital plan also includes expenditures necessary for utility and generation additions to serve customer and load growth in PNM's and TNMP’s service territories, emission-reduction projects at San Juan and Four Corners and the replacement of the Unit 3 steam generators at Palo Verde, which are scheduled to begin this fall.

DIVIDEND INCREASED 4.6 PERCENT FOR 2007
PNM Resources also announced today its Board of Directors approved a 4.6 percent increase in the company’s common stock dividend for an indicated annual rate of $0.92 per share. Today’s action raises the next quarterly dividend to $0.23 per share, payable May 18 to PNM Resources shareholders of record as of May 1, 2007.

Since February 2004, the Board has voted to increase the dividend from an indicated annual rate of $0.64 to $0.92, or 43.8 percent. PNM Resources targets a common stock dividend payout ratio of 50 to 60 percent of consolidated earnings.

COMPANY UPDATES
PNM Gas Rate Case: In May 2006, PNM filed for $20.7 million increase to gas delivery fees for the maintenance and expansion of the natural gas transmission and distribution system, even during times of reduced consumption. A recommended decision is expected in March. If approved by the New Mexico Public Regulation Commission, the new fees would take effect during the second quarter.

Electric Rate Case: PNM expects to file a proposal to adjust electric rates by the end of February. Details of the rate case will be provided through a news release on the date of filing.

Afton Expansion: The conversion and expansion of the Afton facility is scheduled for completion in the summer. Afton is being expanded from 141 megawatts to 235 megawatts and converted from a combustion turbine unit to a combined-cycle facility.

2006 EARNINGS and 2007 EARNINGS GUIDANCE CALL
PNM Resources will conduct its 2006 earnings conference call and Web cast for investors and analysts at 9 a.m. EST on Wednesday, Feb. 14.

Participants in the United States call:	(866) 356-4441
Participants outside the United States call:	(617) 597-5396
Pass code:	79897207

The call will be broadcast live and the presentation available at www.PNMResources.com. A transcript of the call also will be on PNM Resources’ Web site as soon as possible. A replay of the conference call will be available through Feb. 21, 2007:

Participants in the United States call:	(888) 286-8010
Participants outside the United States call:	(617) 801-6888
Pass code:	70123333

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2006 consolidated operating revenues of $2.5 billion. Through its utility and energy subsidiaries, PNM Resources serves electricity to nearly 809,000 homes and businesses in New Mexico and Texas and natural gas to 490,000 customers in New Mexico. Its utility subsidiaries are PNM and Texas-New Mexico Power. Other subsidiaries include First Choice Power, a deregulated competitive retail electric provider in Texas, and Avistar, an energy research and development company. With generation resource of more than 2,770 megawatts, PNM Resources and its subsidiaries sell power on the wholesale market throughout the Southwest, Texas and the West. The company also owns a 50-percent share of an energy joint venture with Cascade Investment, L.L.C. For more information, visit PNMResources.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release that relate to future events or the Company's expectations, projections, estimates, intentions, goals, targets and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. You are cautioned that all forward-looking statements are based upon current expectations and estimates and the Company assumes no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, the Company cautions you not to place undue reliance on these statements. The Company’s business, financial condition, cash flow and operating results are influenced by many factors, which are often beyond its control, that can cause actual results to differ from those expressed or implied by the forward looking statements. These factors include the risk that the new limited liability company in which the Company has a 50% interest, and which temporarily is named “EnergyCo”, is unable to identify and implement profitable acquisitions, the potential unavailability of cash from the Company’s subsidiaries due to regulatory, statutory and contractual restrictions, the outcome of any appeals of the Public Utility Commission of Texas order in the stranded cost true-up proceeding, the ability of First Choice Power to attract and retain customers, changes in Electric Reliability Council of Texas protocols, changes in the cost of power acquired by First Choice Power, collections experience, insurance coverage available for claims made in litigation, fluctuations in interest rates, conditions in the financial markets affecting the Company's permanent financing for the Twin Oaks power plant acquisition, weather, water supply, changes in fuel costs, availability of fuel supplies, the effectiveness of risk management and commodity risk transactions, seasonality and other changes in supply and demand in the market for electric power, variability of wholesale power prices and natural gas prices, volatility and liquidity in the wholesale power markets and the natural gas markets, changes in the competitive environment in the electric and natural gas industries, the performance of generating units, including PVNGS, and transmission systems, the market for electrical generating equipment, the ability to secure long-term power sales, the risks associated with completion of the construction of generation, including pollution control equipment at the San Juan Generating Station and the expansion of the Afton Generating Station, transmission, distribution and other projects, including construction delays and unanticipated cost overruns, state and federal regulatory and legislative decisions and actions, the risk that the Company and its subsidiaries may have to commit to substantial capital investments and additional operating costs to comply with new environmental control requirements including possible future requirements to address concerns about global climate change, the outcome of legal proceedings, changes in applicable accounting principles and the performance of state, regional and national economies. For a detailed discussion of the important factors that affect the Company and that could cause actual results to differ from those expressed or implied by the Company's forward-looking statements, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's current and future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and the Company's current and future Current Reports on Form 8-K, filed with the SEC.

PNM Resources, Inc.
Schedule 1: 2006 Reconciliation of Ongoing Earnings to GAAP Earnings
(Preliminary and Unaudited)

	Quarter Ended Dec. 31
	2006		2005
	Earnings	Diluted	Earnings	Diluted
	(in 000s)	EPS	(in 000s)	EPS
Net Earnings Available to Common Shareholders	$35,638	$0.49	$6,694	$0.10

Adjustments for Acquisition and Other
Non-Recurring Charges (net of income tax effects):
Acquisition Refinancing Costs	--	--	122	--
Acquisition Integration Costs	422	--	4,651	0.07
Joint Venture Formation Costs	2,079	0.03	--	--
Turbine Write-down	--	--	9,036	0.13
Private Equity Units	--	--	7,315	0.10
Cumulative Effect of Accounting Principle	--	--	926	0.01
Total Adjustments	2,501	0.03	22,050	0.31

Net Ongoing Earnings Available to Common Shareholders	$38,139	$0.52	$28,744	$0.41

Avg. Diluted Shares (in 000s) - GAAP	73,263		69,374
Avg. Diluted Shares (in 000s) - Ongoing	73,263		69,374

	Year-End
	2006		2005
	Earnings	Diluted	Earnings	Diluted
	(in 000s)	EPS	(in 000s)	EPS
Net Earnings Available to Common Shareholders	$122,114	$1.73	$67,227	$1.00

Adjustments for Acquisition and Other
Non-Recurring Charges (net of income tax effects):
Acquisition Refinancing Costs	--	--	5,106	0.10
Acquisition Integration Costs	2,699	0.04	10,054	0.15
Joint Venture Formation Costs	2,079	0.03	--	--
Software Write-off	--	--	2,690	0.04
Regulatory Liability	--	--	1,399	0.02
Turbine Write-down	--	--	9,036	0.13
Private Equity Units	--	--	7,315	0.11
Cumulative Effect of Accounting Principle	--	--	926	0.01
Total Adjustments	4,778	0.07	36,526	0.56

Net Ongoing Earnings Available to Common Shareholders	$126,892	$1.80	$103,753	$1.56

Avg. Diluted Shares (in 000s) - GAAP	70,636		67,080
Avg. Diluted Shares (in 000s) - Ongoing	70,636		66,341	(a	)
(a) Diluted shares used to calculate ongoing earnings per share assume that 3,910,000 shares of PNM Resources common stock issued in March 2005 for the TNP acquisition financing instead were issued June 6, 2005, the closing date of the TNP acquisition.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Operating Revenues:
Electric	$455,287	$460,429	$1,962,073	$1,564,077
Gas	163,064	185,049	508,410	510,801
Other	683	1,048	1,186	1,932
Total operating revenues	619,034	646,526	2,471,669	2,076,810

Operating Expenses:
Cost of energy sold	346,630	426,115	1,445,790	1,274,647
Administrative and general	74,808	63,299	276,023	217,983
Energy production costs	44,379	53,216	164,169	165,580
Depreciation and amortization	40,089	37,411	152,271	138,722
Transmission and distribution costs	21,722	20,173	81,809	70,465
Taxes, other than income taxes	18,295	15,968	71,902	52,594
Income taxes	8,914	(2,345)	46,198	19,450
Total operating expenses	554,837	613,837	2,238,162	1,939,441
Operating income	64,197	32,689	233,507	137,369

Other Income and Deductions:
Interest income	10,713	11,147	39,682	42,829
Other income	6,359	5,862	12,615	17,639
Carrying charges on regulatory assets	978	1,941	6,993	4,376
Other deductions	(1,329)	(14,066)	(6,861)	(24,104)
Other income taxes	(4,858)	(682)	(17,772)	(13,411)
Net other income and deductions	11,863	4,202	34,657	27,329

Interest Charges:	40,290	29,139	145,522	93,677

Preferred Stock Dividend Requirements	132	132	528	2,868

Net Earnings Before Cumulative Effect
of Change in Accounting Principle	35,638	7,620	122,114	68,153

Cumulative Effect of Change in Accounting
Principle Net of Tax of $592 for 2005	-	(926)	-	(926)

Net Earnings	$35,638	$6,694	$122,114	$67,227

Net Earnings per Common Share:

Basic	$0.50	$0.10	$1.75	$1.02

Diluted	$0.49	$0.10	$1.73	$1.00

Dividends Declared per Common Share	$0.220	$0.200	$0.880	$0.785

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows PNM Electric revenues by customer class and average customers:

PNM Electric Revenues

	Year Ended
	December 31,
	2006	2005	Variance
	(In thousands, except customers)
Residential	$222,099	$216,890	$5,209
Commercial	257,661	254,480	3,181
Industrial	62,515	61,146	1,369
Transmission	28,940	21,509	7,431
Other	20,934	19,951	983
Total	$592,149	$573,976	$18,173

Average customers	430,212	417,986	12,226

The amounts for average customers reflect traditional electric customers only and do not include transmission customers.

The following table shows PNM Electric sales by customer class:

PNM Electric Sales

	Year Ended
	December 31,
	2006	2005	Variance
	(Megawatt hours)
Residential	2,764,299	2,652,475	111,824
Commercial	3,635,423	3,526,133	109,290
Industrial	1,327,287	1,277,156	50,131
Other	258,294	256,202	2,092
Total	7,985,303	7,711,966	273,337

The megawatt hours shown above reflect traditional electric revenues only; transmission does not have associated megawatt hours in a comparable fashion.

The following table shows TNMP Electric revenues by customer class and average customers:

TNMP Electric Revenues

	Year Ended December 31,
		Post-Acquisition	Pre-Acquisition
	2006	June 6 - December 31(1)	January 1 - June 6(1)	Total 2005	Variance
	(In thousands, except customers)

Residential	$89,378	$57,145	$35,118	$92,263	$(2,885)
Commercial	88,767	51,670	38,685	90,355	(1,588)
Industrial	40,501	25,188	22,811	47,999	(7,498)
Other	38,344	20,347	16,206	36,553	1,791
Total	$256,990	$154,350	$112,820	$267,170	$(10,180)

Average customers	262,838			258,077	4,761

The following table shows TNMP Electric sales by customer class:

TNMP Electric Sales

	Year Ended December 31,
		Post-Acquisition	Pre-Acquisition
	2006	June 6 - December 31(1)	January 1 - June 6(1)	Total 2005	Variance
	(Megawatt hours)

Residential	2,748,751	1,839,742	959,226	2,798,968	(50,217)
Commercial	2,565,488	1,399,864	889,023	2,288,887	276,601
Industrial	2,157,507	1,263,452	977,219	2,240,671	(83,164)
Other	121,227	72,261	50,675	122,936	(1,709)
Total	7,592,973	4,575,319	2,876,143	7,451,462	141,511

(1)
Under the Texas Electric Choice Act, customers of TNMP in Texas have the ability to choose First Choice or any other Retail Electric Provider (“REP”) to provide energy; however, TNMP delivers energy to customers within TNMP's service area regardless of the REP chosen. Therefore TNMP earns revenue for that delivery and First Choice earns revenue on the usage of that energy by its customers. The average customers reported above include 144,866 and 156,617 customers of TNMP at December 31, 2006 and 2005, respectively, who have chosen First Choice as their REP. The megawatt hours reported include 2,332,098 and 2,587,109 megawatt hours used by customers of TNMP during the year ended December 31, 2006 and 2005, respectively, who have chosen First Choice as their REP. These customers and megawatt hours are also included below in the First Choice segment. For PNMR consolidated reporting purposes, these are included only once in the consolidated amounts.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows PNM Gas revenues by customer class and average customers:

PNM Gas Revenues

	Year Ended
	December 31,
	2006	2005	Variance
	(In thousands, except customers)
Residential	$328,690	$311,043	$17,647
Commercial	102,877	98,929	3,948
Industrial	4,749	3,375	1,374
Transportation (1)	14,420	13,813	607
Other	58,093	84,282	(26,189)
Total	$508,829	$511,442	$(2,613)

Average customers	482,270	471,321	10,949

The following table shows PNM Gas throughput by customer class:

PNM Gas Throughput

	Year Ended
	December 31,
	2006	2005	Variance
	(Thousands of decatherms)
Residential	27,556	28,119	(563)
Commercial	10,409	10,554	(145)
Industrial	581	369	212
Transportation (1)	39,202	37,013	2,189
Other	6,450	9,780	(3,330)
Total	84,198	85,835	(1,637)

(1) Customer-owned gas.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows Wholesale revenues by customer class:

Wholesale Revenues

	Year Ended
	December 31,
	2006	2005	Variance
	(In thousands)
Long-term contracts	$283,411	$154,692	$128,719
Short-term sales (1)	422,104	473,336	(51,232)
Total	$705,515	$628,028	$77,487

The following table shows Wholesale sales by customer class:

Wholesale Sales

	Year Ended
	December 31,
	2006	2005	Variance
	(Megawatt hours)
Long-term contracts	4,331,374	2,516,907	1,814,467
Short-term sales	7,207,172	8,069,751	(862,579)
Total	11,538,546	10,586,658	951,888

(1) For comparative purposes, wholesale revenues for the year ended December 31, 2006 and 2005 have not been reclassified to a net margin basis in accordance with GAAP. The impact would be to reduce year ended December 31, 2006 and 2005 short-term sales revenues by $48.5 million and $30.9 million, respectively.

PNM RESOURCES, INC. AND SUBSIDIARIES
PRELIMINARY COMPARATIVE OPERATING STATISTICS

The following table shows First Choice revenues by customer class and average customers:

First Choice Electric Revenues

	Year Ended December 31,
		Post-Acquisition	Pre-Acquisition
	2006	June 6 - December 30(1)	January 1 - June 6(1)	Total 2005	Variance
	(In thousands, except customers)

Residential	$345,961	$198,218	$98,161	$296,379	$49,582
Mass-Market	81,917	53,111	31,048	84,159	(2,242)
Mid-Market	125,510	46,584	39,800	86,384	39,126
Other	31,511	18,417	7,402	25,819	5,692
Total	$584,899	$316,330	$176,411	$492,741	$92,158

Actual customers (2)	245,674			210,451	35,223

The following table shows First Choice sales by customer class:

First Choice Electric Sales

	Year Ended December 31,
		Post-Acquisition	Pre-Acquisition
	2006	June 6 - December 30(1)	January 1 - June 6(1)	Total 2005	Variance
	(Megawatt hours)

Residential	2,481,557	1,591,005	835,066	2,426,071	55,486
Mass-Market	549,143	400,839	283,370	684,209	(135,066)
Mid-Market	1,132,028	478,531	422,629	901,160	230,868
Other	48,053	29,780	24,418	54,198	(6,145)
Total	4,210,781	2,500,155	1,565,483	4,065,638	145,143

(1)	See note above in the TNMP Electric segment discussion.

(2)
Due to the competitive nature of First Choice’s business, actual customer count at December 31 is presented in the table above as a more representative business indicator. First Choice had 224,003 average customers and 215,004 average customers for the year ended December 31, 2006 and 2005, respectively.